EXHIBIT 99.1
FIRETHORN HOLDINGS, LLC 2006 SHARE INCENTIVE PLAN, AS AMENDED

FIRETHORN HOLDINGS, LLC
2006 SHARE INCENTIVE PLAN
1. Purpose
          The purpose of this Plan is to promote the interests of the Company by providing the opportunity to purchase or receive Shares or to receive compensation that is based upon appreciation in the value of Shares to Eligible Recipients in order to attract and retain Eligible Recipients by providing an incentive to work to increase the value of Shares and a stake in the future of the Company that corresponds to the stake of each of the Company’s Share holders. The Plan provides for the grant of Non-Qualified Options, Restricted Share Awards, Restricted Share Units and Share appreciation Rights to aid the Company in obtaining these goals.
2. Definitions
          Each term set forth in this Section shall have the meaning set forth opposite such term for purposes of this Plan and any Share Incentive Agreements under this Plan (unless noted otherwise), and for purposes of such definitions, the singular shall include the plural and the plural shall include the singular, and reference to one gender shall include the other gender. Note that some definitions may not be used in this Plan, and may be inserted here solely for possible use in Share Incentive Agreements issued under this Plan.
     2.1 Board means the Board of Managers of the Company.
     2.2 Cause shall mean an act or acts by an Eligible Recipient involving (a) the use for profit or disclosure to unauthorized persons of confidential information or trade secrets of the Company, a Parent or a Subsidiary, (b) the breach of any contract with the Company, a Parent or a Subsidiary, (c) the violation of any fiduciary obligation to the Company, a Parent or a Subsidiary, (d) the unlawful trading in the securities of the Company, a Parent, or a Subsidiary, or of another corporation based on information gained as a result of the performance of services for the Company, a Parent or a Subsidiary, (e) a felony conviction or the failure to contest prosecution of a felony, or (f) willful misconduct, dishonesty, embezzlement, fraud, deceit or civil rights violations, or other unlawful acts.
     2.3 Change of Control means a “Change of Control” as defined in the Amended and Restated Operating Agreement of Firethorn Holdings, LLC, as it may be amended and/or restated from time to time.
     2.4 Code means the Internal Revenue Code of 1986, as amended.
     2.5 Committee means any committee appointed by the Board to administer the Plan, as specified in Section 5 hereof.
     2.6 Company means Firethorn Holdings, LLC, a Georgia Limited Liability Company, and any successor to such organization.

     2.7 Constructive Discharge means a termination of employment with the Company by an Employee due to any of the following events if the termination occurs within thirty (30) days of such event:
     (a) Forced Relocation or Transfer. The Employee may continue employment with the Company, a Parent or a Subsidiary (or a successor employer), but such employment is contingent on the Employee’s being transferred to a site of employment which is located further than 50 miles from the Employee’s current site of employment. For this purpose, an Employee’s site of employment shall be the site of employment to which they are assigned as their home base, from which their work is assigned, or to which they report, and shall be determined by the Committee in its sole discretion on the basis of the facts and circumstances.
     (b) Decrease in Salary or Wages. The Employee may continue employment with the Company, a Parent or a Subsidiary (or a successor employer), but such employment is contingent upon the Employee’s acceptance of a salary or wage rate which is less than the Employee’s prior salary or wage rate.
     (c) Significant and Substantial Reduction in Benefits. The Employee may continue employment with the Company, a Parent or a Subsidiary (or a successor employer), but such employment is contingent upon the Employee’s acceptance of a reduction in the pension, welfare or fringe benefits provided which is both significant and substantial when expressed as a dollar amount or when expressed as a percentage of the Employee’s cash compensation. The determination of whether a reduction in pension, welfare or fringe benefits is significant and substantial shall be made on the basis of all pertinent facts and circumstances, including the entire benefit (pension, welfare and fringe) package provided to the Employee, and any salary or wages paid to the Employee. However, notwithstanding the preceding, any modification or elimination of benefits which results solely from the provision of new benefits to an Employee by a successor employer as a result of a change of the Employee’s employment from employment with the Company to employment with such successor shall not be deemed a Significant and Substantial Reduction in Benefits where such new benefits are identical to the benefits provided to similarly situated Employees of the successor.
     2.8 Effective Date means the “Effective Date” as set forth in Section 4 of this Plan.
     2.9 Eligible Recipient means an Employee and/or Key person.
     2.10 Employee means a common law employee of the Company, a Subsidiary or a Parent.
     2.11 Exchange Act means the Securities Exchange Act of 1934, as amended.
     2.12 Exercise Price means the price that shall be paid to purchase one (1) Share upon the exercise of an Option granted under this Plan.

     2.13 Fair Market Value of each Share on any date means the price determined below as of the close of business on such date (provided, however, if for any reason, the Fair Market Value per Share cannot be ascertained or is unavailable for such date, the Fair Market Value per Share shall be determined as of the nearest preceding date on which such Fair Market Value can be ascertained):
     (a) If the Share is listed or traded on any established stock exchange or a national market system, including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, its Fair Market Value shall be the closing sale price for the Share (or the mean of the closing bid and ask prices, if no sales were reported), on such exchange or system on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or
     (b) If the Share is not listed or traded on any established stock exchange or a national market system, its Fair Market Value shall be the average of the closing dealer “bid” and “ask” prices of a Share as reflected on the NASDAQ interdealer quotation system of the National Association of Securities Dealers, Inc. on the date of such determination; or
     (c) In the absence of an established public trading market for the Share, the Fair Market Value of a Share shall be determined in good faith by the Board.
     2.14 FLSA Exclusion means the provisions of Section 7(e) of the Fair Labor Standards Act of 1936 (the “FLSA”) that exempt certain stock-based compensation from inclusion in overtime determinations under the FLSA. Note that the provisions of Section 7(e) of the Fair Labor Standards Act do not appear to apply to partnership interests. Therefore, no FLSA Exclusion may be available with respect to awards under this Plan.
     2.15 Incumbent Board means the individuals who, at the Effective Date, constitute the Board, and any person becoming a member of the Board after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for member of the Board, without written objection to such nomination); provided, however, that no individual initially elected or nominated as a member of the Board as a result of an actual or threatened election contest (as described in Rule 14a-11 under the 1934 Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Context or Proxy Contest, shall be deemed a member of any the Incumbent Board; and provided further, that, subject to the provisions of this Section, no person shall be deemed to be a member of the Incumbent Board until such time as he or she takes office as a member of the Board.

     2.16 Initial Public Offering means the closing of the Company’s initial public offering of any class or series of the Company’s equity securities pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (“1933 Act”).
     2.17 Insider means an individual who is, on the relevant date, an officer or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.
     2.18 Key Person means (a) a member of the Board who is not an Employee, or (b) a consultant or advisor; provided, however, that such consultant or advisor must be an individual who is providing or will be providing bona fide services to the Company, a Subsidiary or a Parent, with such services (i) not being in connection with the offer or sale of securities in a capital-raising transaction, and (ii) not directly or indirectly promoting or maintaining a market for securities of the Company, a Subsidiary or a Parent, within the meaning of 17 CFR §230.701(c)(1).
     2.19 NQSO means an option granted under this Plan to purchase Shares that is not intended by the Company to satisfy the requirements of Code §422.
     2.20 Option means a NQSO.
     2.21 Outside Board Member means a member of the Board who is not an Employee and who qualifies as a “non-employee director” under Rule 16b-3(b)(3) under the 1934 Act, as amended from time to time.
     2.22 Parent means any entity (other than the entity employing a Participant) in an unbroken chain of entities ending with the entity employing a Participant if, at the time of the granting of the Share incentive, each of the entities other than the entity employing the Participant owns fifty percent (50%) or more of the total combined voting power of all classes of interests in one of the other entities in such chain. However, for purposes of Interpreting any Share Incentive Agreement issued under this Plan as of a date of determination, Parent shall mean any entity (other than the entity employing a Participant) in an unbroken chain of entities ending with the entity employing a Participant if, at the time of the granting of the Share Incentive and thereafter through such date of determination, each of the entities other than the entity employing the Participant owns fifty percent (50%) or more of the total combined voting power of all classes of interests in one of the other entities in such chain.
     2.23 Participant means an individual who receives a Share Incentive hereunder.
     2.24 Plan means the Firethorn Holdings, LLC 2006 Share Incentive Plan, as may be amended from time to time.
     2.25 Qualified Termination shall mean a termination of the employment of an Employee where such termination is done by the Company without Cause or where such termination is a Constructive Discharge.

     2.26 Restricted Share Award means an award of Shares granted to a Participant under this Plan whereby the Participant has immediate rights of ownership in the Shares underlying the award, but such Shares are subject to restrictions in accordance with the terms and provisions of this Plan and the Share Incentive Agreement pertaining to the award and may be subject to forfeiture by the individual until the earlier of (a) the time such restrictions lapse or are satisfied, or (b) the time such Shares are forfeited, pursuant to the terms and provisions of the Share Incentive Agreement pertaining to the award.
     2.27 Restricted Share Unit means a contractual right granted to a Participant under this Plan to receive any Share which is subject to restrictions of this Plan and the applicable Share Incentive Agreement.
     2.28 Share means Class B Shares of the Company.
     2.29 Share Appreciation Right means a right granted to a Participant pursuant to the terms and provisions of this Plan whereby the individual, without payment to the Company (except for any applicable withholding or other taxes), receives cash, Shares, a combination thereof, or such other consideration as the Board may determine, in an amount equal to the excess of the Fair Market Value per Share on the date on which the Share Appreciation Right is exercised over the SAR Exercise Price per Share noted in the Share Appreciation Right for each Share subject to the Share Appreciation Right.
     2.30 SAR Exercise Price means the amount per Share specified in a Share Incentive Agreement with respect to a Share Appreciation Right, the excess of the Fair Market Value of a Share over and above such amount, the holder of such Share Appreciation Right may be able to receive upon the exercise or payment of such Share Appreciation Right.
     2.31 Share Incentive means a NQSO, a Restricted Share Award, a Restricted Share Unit, or a Share Appreciation Right.
     2.32 Share Incentive Agreement means an agreement between the Company, a Parent or a Subsidiary, and a Participant evidencing an award of a Share incentive.
     2.33 Subsidiary means any entity (other than the entity employing such Participant) in an unbroken chain of entities beginning with the entity employing such Participant if, at the time of the granting of the Share Incentive, each of the entities other than the last entity in the unbroken chain owns fifty percent (50%) or more of the total combined voting power of all classes of interests in one of the other entities in such chain. However, for purposes of interpreting any Share Incentive Agreement issued under this Plan as of a date of determination, Subsidiary shall mean any entity (other than the entity employing such Participant) in an unbroken chain of entities beginning with the entity employing such Participant if, at the time of the granting of the Share Incentive and thereafter through such date of determination, each of the entities other than the last entity in the unbroken chain owns fifty percent (50%) or more of the total combined voting power of all classes of interests in one of the other entities in such chain.

3. Shares Subject to Share Incentives
     3.1 Maximum Aggregate Shares Issuable Pursuant to Share Incentives. The total number of Shares that may be issued pursuant to Share Incentives under this Plan shall not exceed the sum of 28,676, as adjusted pursuant to Section 10. (It is the intent of the foregoing subsection (c) that any Shares which were reserved for issuance under the Prior Plan and which are not actually issued under such Prior Plan or which were issued under such Prior Plan but which again become available for issuance under such Prior Plan for any reason shall become Shares available for Issuance under this Plan.) Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares that have been reacquired by the Company.
     3.2 Additions to Maximum Aggregate Shares Issuable. Any Shares subject to a Share Incentive which remain after the cancellation, expiration or exchange of such Share Incentive thereafter shall again become available for use under this Plan.
4. Effective Date
     The Effective Date of this Plan shall be the date it is adopted by the Board, as noted in resolutions effectuating such adoption, provided the Share holders of the Company approve this Plan within twelve (12) months after such Effective Date. If such Effective Date comes before such Share holder approval, any Share Incentives granted under this Plan before the date of such approval automatically shall be granted subject to such approval.
5. Administration
     5.1 General Administration. The Board shall administer this Plan. The Board, acting in its absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan. The Board shall have the power to interpret this Plan and, subject to the terms and provisions of this Plan, to take such other action in the administration and operation of the Plan as it deems equitable under the circumstances. The Board’s actions shall be binding on the Company, on each affected Eligible Recipient, and on each other person directly or indirectly affected by such actions.
     5.2 Authority of the Board. Except as limited by law or by the Amended and Restated Operating Agreement of Firethorn Holdings, LLC, and subject to the provisions herein, the Board shall have full power to select Eligible Recipients who shall participate in the Plan, to determine the sizes and types of Share Incentives in a manner consistent with the Plan, to determine the terms and conditions of Share Incentives in a manner consistent with the Plan, to construe and interpret the Plan and any agreement or instrument entered into under the Plan, to establish, amend or waive rules and regulations for the Plan’s administration, and to amend the terms and conditions of any outstanding Share Incentives as allowed under the Plan and such Share Incentives. Further, the Board may make all other determinations that may be necessary or advisable for the administration of the Plan.

     5.3 Delegation of Authority. The Board may delegate its authority under the Plan, in whole or in part, to a Committee appointed by the Board consisting of not less than one (1) member of the Board or to one or more other persons to whom the powers of the Board hereunder may be delegated in accordance with applicable law. The members of the Committee and any other persons to whom authority has been delegated shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee or other delegate (if appointed) shall act according to the policies and procedures set forth in the Plan and to those policies and procedures established by the Board, and the Committee or other delegate shall have such powers and responsibilities as are set forth by the Board. Reference to the Board in this Plan shall specifically include reference to the Committee or other delegate where the Board has delegated its authority to the Committee or other delegate, and any action by the Committee or other delegate pursuant to a delegation of authority by the Board shall be deemed an action by the Board under the Plan. Notwithstanding the above, the Board may assume the powers and responsibilities granted to the Committee or other delegate at any time, in whole or in part. With respect to Committee appointments and composition, only a Committee (or a subcommittee thereof) comprised solely of Outside Board Members may grant Share incentives to Insiders that will be exempt from Section 16(b) of the Exchange Act.
     5.4 Decisions Binding. All determinations and decisions made by the Board (or its delegate) pursuant to the provisions of this Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Share holders, members of the Board, Eligible Recipients, Participants, and their estates and beneficiaries.
     5.5 Indemnification for Decisions. No member of the Board or the Committee (or a subcommittee thereof) shall be liable in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity, provided, that the Board has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company. Service on the Committee (or a subcommittee thereof) shall constitute service as a member of the Board so that the members of the Committee (or a subcommittee thereof) shall be entitled to indemnification and reimbursement as members of the Board pursuant to its Amended and Restated Operating Agreement of Firethorn Holdings, LLC and applicable law. In addition, the members of the Board, Committee (or a subcommittee thereof) shall be indemnified by the Company against the following losses or liabilities reasonably incurred in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity, provided, that the Board has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company: (a) the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, any Share Incentive granted hereunder, and (b) against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such individual is liable for gross negligence or misconduct in the performance of his duties, provided that within 60 days after institution of any such action, suit or proceeding a Committee member or delegatee shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same. The Company shall not indemnify or hold harmless the member of the Board or the Committee (or a subcommittee thereof) if: (a) in the case of a member of the Board (other than an independent member of the Board), the loss or liability was the result of negligence or misconduct by the member of the Board, or (b) in the case that the member of the Board is an independent member of the Board, the loss or liability was the result of gross negligence or willful misconduct by the member of the Board. Any indemnification of expenses or agreement to hold harmless may be paid only out of the net assets of the Company, and no portion may be recoverable from Share holders.
6. Eligibility
     Eligible Recipients selected by the Board shall be eligible for the grant of Share Incentives under this Plan, but no Eligible Recipient shall have the right to be granted a Share Incentive under this Plan merely as a result of his or her status as an Eligible Recipient.
7. Terms of Share Incentives
     7.1 Terms and Conditions of All Share Incentives.
     (a) Grants of Share Incentives. The Board, in its absolute discretion, shall grant Share Incentives under this Plan from time to time and shall have the right to grant new Share Incentives in exchange for outstanding Share Incentives, including, but not limited to, exchanges of NQSOs for the purpose of achieving a lower Exercise Price. Share Incentives shall be granted to Eligible Recipients selected by the Board, and the Board shall be under no obligation whatsoever to grant any Share Incentives, or to grant Share Incentives to all Eligible Recipients, or to grant all Share Incentives subject to the same terms and conditions.
     (b) Shares Subject to Share Incentives. The number of Shares as to which a Share Incentive shall be granted shall be determined by the Board in its sole discretion, subject to the provisions of Section 3 as to the total number of Shares available for grants under the Plan.
     (c) Share Incentive Agreements. Each Share Incentive shall be evidenced by a Share Incentive Agreement executed by the Company, a Parent or a Subsidiary, and the Participant, which shall be in such form and contain such terms and conditions as the Board in its discretion may, subject to the provisions of the Plan, from time to time determine.
     (d) Date of Grant. The date a Share Incentive is granted shall be the date on which the Board (i) has approved the terms and conditions of the Share Incentive Agreement, (ii) has determined the recipient of the Share Incentive and the number of Shares covered by the Share Incentive and (iii) has taken all such other action necessary to direct the grant of the Share Incentive.

     7.2 Terms and Conditions of Options.
     (a) Necessity of Share Incentive Agreements. Each grant of an Option shall be evidenced by a Share Incentive Agreement that shall specify that the Option is a NQSO, and incorporate such other terms and conditions as the Board, acting in its absolute discretion, deems consistent with the terms of this Plan, including (without limitation) a restriction on the number of Shares subject to the Option that first become exercisable during any calendar year. The Board and/or the Company shall have complete discretion to modify the terms and provisions of an Option in accordance with Section 12 of this Plan.
     (b) Determining Optionees. In determining Eligible Recipient(s) to whom an Option shall be granted and the number of Shares to be covered by such Option, the Board may take into account the recommendations of the Chief Executive Officer of the Company and its other officers, the duties of the Eligible Recipient, the present and potential contributions of the Eligible Recipient to the success of the Company, and other factors deemed relevant by the Board, in its sole discretion, in connection with accomplishing the purpose of this Plan. An Eligible Recipient who has been granted an Option to purchase Shares, whether under this Plan or otherwise, may be granted one or more additional Options.
     (c) Exercise Price. Subject to adjustment in accordance with Section 10 and the other provisions of this Section, the Exercise Price shall be as set forth in the applicable Share Incentive Agreement. The Exercise Price for each Share shall be no less than (1) the minimum price required by applicable state law, or (2) the minimum price required by the Company’s governing instrument, or (3) $0.01, whichever price is greater. Any Option intended to meet the FLSA Exclusion must be granted with an Exercise Price equivalent to or greater than eighty-five percent (85%) of the Fair Market value of the Shares subject thereto on the date granted determined as of the date of such grant. Any Option that is intended to avoid taxation under Code §409A as a “nonqualified deferred compensation plan” must be carefully restricted in accordance with Code §409A requirements. No Option should be granted under this Plan without careful consideration of the impact of Code §409A with respect to such grant upon both the Company and the optionee. Note that the provisions of the American Jobs Creation Act exempting certain options may only apply to stock options, and may not apply to partnership interest options. Therefore, all Options granted under this Plan may be subject to the requirements of Code §409A.
     (d) Option Term. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Share Incentive Agreement, but no Share Incentive Agreement shall:
     (1) make an Option exercisable before the date such Option is granted; or
     (2) make an Option exercisable after the earlier of:

     (i) the date such Option is exercised in full, or
     (ii) the date that is the tenth (10th) anniversary of the date such Option is granted.
A Share Incentive Agreement may provide for the exercise of an Option after the employment of an Employee has terminated for any reason whatsoever, including death or disability. The Employee’s rights, if any, upon termination of employment will be set forth in the applicable Share Incentive Agreement.
     (e) Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised accompanied by full payment for the Shares. Payment for Shares purchased pursuant to exercise of an Option shall be made in cash or, unless the Share Incentive Agreement provides otherwise, by delivery to the Company of a number of Shares having an aggregate Fair Market Value equal to the amount to be tendered, or a combination thereof. In addition, unless the Share Incentive Agreement provides otherwise, the Option may be exercised through a brokerage transaction following registration of the Company’s equity securities under Section 12 of the Exchange Act as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002. However, notwithstanding the foregoing, with respect to any Option recipient who is an Insider, a tender of Shares or a cashless exercise must (1) have met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) be a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless the Share Incentive Agreement provides otherwise, the foregoing exercise payment methods shall be subsequent transactions approved by the original grant of an Option. Except as provided in subparagraph (f) below, payment shall be made at the time that the Option or any part thereof is exercised, and no Shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a Share holder. Notwithstanding the above and unless prohibited by the Sarbanes-Oxley Act of 2002, in the sole discretion of the Board, an Option may be exercised as to a portion or all (as determined by the Board) of the number of Shares specified in the Share Incentive Agreement by delivery to the Company of a promissory note, such promissory note to be executed by the Participant and that shall include, with such other terms and conditions as the Board shall determine, provisions in a form approved by the Board under which: (i) the balance of the aggregate purchase price shall be payable in equal installments over such period and shall bear interest at such rate (that shall not be less than the prime bank loan rate as determined by the Board, that shall be established at the time of exercise, and that must be a market rate based on the rate environment at the date of exercise) as the Board shall approve, and (ii) the Participant shall be personally liable for payment of the unpaid principal balance and all accrued but unpaid interest. Other methods of payment may also be used if approved by the Board in its sole and absolute discretion and provided for under the Share Incentive Agreement.

     (f) Conditions to Exercise of an Option. Each Option granted under the Plan shall vest and shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Board shall specify in the Share Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Board, at any time before complete termination of such Option, may accelerate the time or times at which such Option may vest or be exercised in whole or in part. Notwithstanding the foregoing, an Option intended to meet the FLSA Exclusion shall not be exercisable for at least six (6) months following the date it is granted, except by reason of death, disability, retirement, a change in corporate ownership or other circumstances permitted under regulations promulgated under the FLSA Exclusion. Furthermore, if the recipient of an Option receives a hardship distribution from a Code §401(k) plan of the Company, or any Parent or Subsidiary, the Option may not be exercised during the six (6) month period following the hardship distribution, unless the Company determines that such exercise would not jeopardize the tax-qualification of the Code §401(k) plan. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, vesting or performance-based restrictions, rights of the Company to re-purchase Shares acquired pursuant to the exercise of an Option, voting restrictions, investment intent restrictions, restrictions on transfer, “first refusal” rights of the Company to purchase Shares acquired pursuant to the exercise of an Option prior to their sale to any other person, “drag along” rights requiring the sale of Shares to a third party purchaser in certain circumstances, “lock up” type restrictions in the case of an Initial Public Offering of the Company’s Shares, restrictions or limitations or other provisions that would be applied to Share holders under any applicable agreement among the Share holders, a requirement that an Optionee agree to be bound by the terms and provisions of the Company’s operating agreement, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares.
     (g) Transferability of Options. An Option shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Option, such Option may be exercised by such Participant’s legal guardian, legal representative, or other representative whom the Board deems appropriate based on applicable facts and circumstances. The Board in its sole and absolute discretion shall determine the determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the Option if the Participant is incapacitated. Notwithstanding the foregoing, except as otherwise provided in the Share Incentive Agreement, a NQSO may also be transferred by a Participant as a bona fide gift (i) to his spouse, lineal descendant or lineal ascendant, siblings and children by adoption, (ii) to a trust for the benefit of one or more individuals described in clause (i) and no other persons, or (iii) to a partnership of which the only partners are one or more individuals described in clause (i), in which case the transferee shall be subject to all provisions of the Plan, the Share Incentive Agreement and other agreements with the Participant in connection with the exercise of the Option and purchase of Shares. In the event of such a gift, the Participant shall promptly notify the Board of such transfer and deliver to the Board such written documentation as the Board may in its discretion request, including, without limitation, the written acknowledgment of the donee that the donee is subject to the provisions of the Plan, the Share Incentive Agreement and other agreements with the Participant.
     (h) Potential Repricing of Options, With respect to any Option granted pursuant to, and under, this Plan, the Board (or a Committee thereof) may determine that the repricing of all or any portion of existing outstanding Options is appropriate without the need for any additional approval of the Share holders of the Company. For this purpose, “repricing” of Options shall include, but not be limited to, any of the following actions (or any similar action): (1) lowering the Exercise Price of an existing Option; (2) any action which would be treated as a “repricing” under generally accepted accounting principles; or (3) canceling of an existing Option at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares subject to such Option, in exchange for another Option, a Restricted Share Award, or other equity in the Company.
     7.3 Terms and Conditions of Share Appreciation Rights. A Share Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Option or not in connection with an Option. A Share Appreciation Right shall entitle the Participant to receive upon exercise or payment the excess of the Fair Market Value of a specified number of Shares at the time of exercise, over a SAR Exercise Price that shall be not less than the Exercise Price for that number of Shares in the case of a Share Appreciation Right granted in connection with a previously or contemporaneously granted Option, or in the case of any other Share Appreciation Right, not less than one hundred percent (100%) of the Fair Market Value of that number of Shares at the time the Share Appreciation Right was granted. The exercise of a Share Appreciation Right shall result in a pro rata surrender of the related Option to the extent the Share Appreciation Right has been exercised.
     (a) Payment. Upon exercise or payment of a Share Appreciation Right, the Company shall pay to the Participant the appreciation in cash or Shares (at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Share Incentive Agreement or, in the absence of such provision, as the Board may determine. To the extent that a Share Appreciation Right is paid in cash, it shall nonetheless be deemed paid in Shares for purposes of Section 3 hereof.
     (b) Conditions to Exercise. Each Share Appreciation Right granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Board shall specify in the Share Incentive Agreement; provided, however, that subsequent to the grant of a Share Appreciation Right the Board, at any time before complete termination of such Share Appreciation Right, may accelerate the time or times at which such Share Appreciation Right may be exercised in whole or in part. The exercisability of an Share Appreciation Right that is intended to avoid taxation under Code §409A as a “nonqualified deferred compensation plan” must be carefully restricted in accordance with Code §409A requirements. Note that the provisions of the American Jobs Creation Act exempting certain stock appreciation rights may only apply to stock appreciation rights, and may not apply to partnership interest appreciation rights. Therefore, all Share Appreciation Rights granted under this Plan may be subject to the requirements of Code §409A. Furthermore, if the recipient of any Share Appreciation Right receives a hardship distribution from a Code §401(k) plan of the Company, or any Parent or Subsidiary, the Share Appreciation Right may not be exercised during the six (6) month period following the hardship distribution, unless the Company determines that such exercise would not jeopardize the tax-qualification of the Code §401(k) plan.
     (c) Transferability of Share Appreciation Rights. Except as otherwise provided in a Participant’s Share Incentive Agreement, no Share Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Share Incentive Agreement, all Share Appreciation Rights granted to a Participant under the Plan shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Share Appreciation Right, such Share Appreciation Right may be exercised by such Participant’s legal guardian, legal representative, or other representative whom the Board deems appropriate based on applicable facts and circumstances in accordance with the terms and provisions of the Share Incentive Agreement governing such Share Appreciation Right. The Board in its sole and absolute discretion shall determine the determination of incapacity of a Participant and the determination of the appropriate representative of the Participant. Notwithstanding the foregoing, except as otherwise provided in the Share Incentive Agreement, (A) a Share Appreciation Right which is granted in connection with the grant of a NQSO may be transferred, but only with the NQSO, and (B) a Share Appreciation Right which is not granted in connection with the grant of a NQSO, may be transferred by the Participant as a bona fide gift (i) to his spouse, lineal descendant or lineal ascendant, siblings and children by adoption, (ii) to a trust for the benefit of one or more individuals described in clause (i), or (iii) to a partnership of which the only partners are one or more individuals described in clause (i), in which case the transferee shall be subject to all provisions of the Plan, the Share Incentive Agreement and other agreements with the Participant in connection with the exercise of the Share Appreciation Right. In the event of such a gift, the Optionee shall promptly notify the Board of such transfer and deliver to the Board such written documentation as the Board may, in its discretion request, including, without limitation, the written acknowledgment of the donee that the donee is subject to the provisions of the Plan, the Share Incentive Agreement and other agreements with the Participant in connection with the exercise of the Share Appreciation Right.
     (d) Special Provisions for Tandem SAR’s. A Share Appreciation Right granted in connection with an Option may only be exercised to the extent that the related Option has not been exercised.
     (e) Code §409A Requirements. A Share Appreciation Right must meet certain restrictions contained in Code §409A if it is to avoid taxation under Code §409A as a “nonqualified deferred compensation plan.” No Share Appreciation Right should be granted under this Plan without careful consideration of the impact of Code §409A with respect to such grant upon both the Company and the recipient of the Share Appreciation Right. Note that the provisions of the American Jobs Creation Act exempting certain stock appreciation rights may only apply to stock appreciation rights, and may not apply to partnership interest appreciation rights. Therefore, all Share Appreciation Rights granted under this Plan may be subject to the requirements of Code §409A.
     7.4 Terms and Conditions of Restricted Share Awards.
     (a) Grants of Restricted Share Awards. Shares awarded pursuant to Restricted Share Awards shall be subject to such restrictions as determined by the Board for periods determined by the Board. Restricted Share Awards issued under the Plan may have restrictions which lapse based upon the service of a Participant, or based upon the attainment (as determined by the Board) of performance goals established pursuant to the business criteria listed in Section 14, or based upon any other criteria that the Board may determine appropriate. The Board may require a cash payment from the Participant in exchange for the grant of a Restricted Share Award or may grant a Restricted Share Award without the requirement of a cash payment; provided, however, if the recipient of a Restricted Share Award receives a hardship distribution from a Code §401(k) plan of the Company, or any Parent or Subsidiary, the recipient may not pay any amount for such Restricted Share Award during the six (6) month period following the hardship distribution, unless the Company determines that such payment would not jeopardize the tax-qualification of the Code §401(k) plan.
     (b) Acceleration of Award. The Board shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restrictions or the applicable period of such restrictions with respect to any part or all of the Shares awarded to a Participant.
     (c) Necessity of Share Incentive Agreement. Each grant of a Restricted Share Award shall be evidenced by a Share Incentive Agreement that shall specify the terms, conditions and restrictions regarding the Shares awarded to a Participant, and shall incorporate such other terms and conditions as the Board, acting in its absolute discretion, deems consistent with the terms of this Plan. The Board shall have complete discretion to modify the terms and provisions of Restricted Share Awards in accordance with Section 12 of this Plan.
     (d) Restrictions on Shares Awarded. Shares awarded pursuant to Restricted Share Awards shall be subject to such restrictions as determined by the Board for periods determined by the Board. The Board may impose such restrictions on any Shares acquired pursuant to a Restricted Share Award as it may deem advisable, including, without limitation, vesting or performance-based restrictions, rights of the Company to re-purchase Shares acquired pursuant to the Restricted Share Award, voting restrictions, investment intent restrictions, restrictions on transfer, “first refusal” rights of the Company to purchase Shares acquired pursuant to the Restricted Share Award prior to their sale to any other person, “drag along” rights requiring the sale of Shares to a third party purchaser in certain circumstances, “lock up” type restrictions in connection with public offerings of the Company’s Shares, restrictions or limitations or other provisions that would be applied to Share holders under any applicable agreement among the Share holders, a requirement that a holder Participant agree to be bound by the terms and provisions of the Company’s operating agreement, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares.
     (e) Transferability of Restricted Share Awards. A Restricted Share Award may not be transferred by the holder Participant, except, subject to applicable law and other applicable restrictions: (i) upon the death of the holder Participant, a Restricted Share Award may be transferred by will or by the laws of descent and distribution, (ii) a Restricted Share Award may, unless the applicable Share Incentive Agreement provides otherwise, be transferred at any time provided that the transferee is bound by the terms and provisions of the underlying Restricted Share Award, and (iii) a Restricted Share Award may be transferred at any time following the lapse of all restrictions on transferability.
     (f) Voting, Dividend & Other Rights. Unless the applicable Share Incentive Agreement provides otherwise, holders of Restricted Share Awards shall not be entitled to vote and shall not receive dividends during the periods of restriction.
     7.5 Terms and Conditions of Restricted Share Units.
     (a) Grants of Restricted Share Units. A Restricted Share Unit shall entitle the Participant to receive one Share at such future time and upon such terms as specified by the Board in the Share Incentive Agreement evidencing such award. Restricted Share Units issued under the Plan may have restrictions which lapse based upon the service of a Participant, or based upon other criteria that the Board may determine appropriate. The Board may require a cash payment from the Participant in exchange for the grant of Restricted Share Units or may grant Restricted Share Units without the requirement of a cash payment; provided, however, if the recipient of a Restricted Share Unit receives a hardship distribution from a Code §401(k) plan of the Company, or any Parent or Subsidiary, the recipient may not pay any amount for such Restricted Share Unit during the six (6) month period following the hardship distribution, unless the Company determines that such payment would not jeopardize the tax-qualification of the Code §401(k) plan.
     (b) Vesting of Restricted Share Units. The Board shall establish the vesting schedule applicable to Restricted Share Units and shall specify the times, vesting and performance goal requirements. Until the end of the period(s) of time specified in the vesting schedule and/or the satisfaction of any performance criteria, the Restricted Share Units subject to such Share Incentive Agreement shall remain subject to forfeiture.

     (c) Acceleration of Award. The Board shall have the power to permit, in its sole discretion, an acceleration of the applicable restrictions or the applicable period of such restrictions with respect to any part or all of the Restricted Share Units awarded to a Participant.
     (d) Necessity of Share Incentive Agreement. Each grant of Restricted Share Unit(s) shall be evidenced by a Share Incentive Agreement that shall specify the terms, conditions and restrictions regarding the Participant’s right to receive Share(s) in the future, and shall incorporate such other terms and conditions as the Board, acting in its sole discretion, deems consistent with the terms of this Plan. The Board shall have sole discretion to modify the terms and provisions of Restricted Share Unit(s) in accordance with Section 12 of this Plan.
     (e) Transferability of Restricted Share Units. Except as otherwise provided in a Participant’s Restricted Share Unit Award, no Restricted Share Unit granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the holder Participant, except upon the death of the holder Participant by will or by the laws of descent and distribution.
     (f) Voting, Dividend & Other Rights. Unless the applicable Share Incentive Agreement provides otherwise, holders of Restricted Share Units shall not be entitled to vote or to receive dividends until they become owners of the Shares pursuant to their Restricted Share Units.
     (g) Code §409A Requirements. A Restricted Share Unit must meet certain restrictions contained in Code §409A if it is to avoid taxation under Code §409A as a “nonqualified deferred compensation plan.” No Restricted Share Unit should be granted under this Plan without careful consideration of the impact of Code §409A with respect to such grant upon both the Company and the recipient of the Restricted Share Unit. Note that all Restricted Share Units granted under this Plan may be subject to the requirements of Code §409A.
     (h) No ERISA Employee Benefit Plan Created. Except to the extent that the Board expressly determines otherwise in resolutions, a Restricted Share Unit must contain terms and provisions designed to ensure that the Restricted Share Unit will not be considered an “employee benefit plan” as defined in ERISA §3(3).
     (i) Restrictions on Shares Awarded. Shares awarded pursuant to Restricted Share Units shall be subject to such restrictions as determined by the Board for periods determined by the Board. The Board may impose such restrictions on any Shares acquired pursuant to a Restricted Share Units as it may deem advisable, including, without limitation, vesting or performance-based restrictions, rights of the Company to re-purchase Shares acquired pursuant to the Restricted Share Units, voting restrictions, investment intent restrictions, restrictions on transfer, “first refusal” rights of the Company to purchase Shares acquired pursuant to the Restricted Share Units prior to their sale to any other person, “drag along” rights requiring the sale of Shares to a third party purchaser in certain circumstances, “lock up” type restrictions in connection with public offerings of the Company’s Shares, restrictions or limitations or other provisions that would be applied to Share holders under any applicable agreement among the Share holders, a requirement that a holder Participant agree to be bound by the terms and provisions of the Company’s operating agreement, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares.
8. Securities Regulation
     Each Share Incentive Agreement may provide that, upon the receipt of Shares as a result of the exercise of a Share Incentive or otherwise, the Participant shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Each Share Incentive Agreement may also provide that, if so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any of such Shares unless a registration statement shall be in effect with respect to such Shares under the 1933 Act, and any applicable state securities law or, unless he or she shall have furnished to the Company an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required. Certificates representing the Shares transferred upon the exercise of a Share Incentive granted under this Plan may at the discretion of the Company bear a legend to the effect that such Shares have not been registered under the 1933 Act or any applicable state securities law and that such Shares may not be sold or offered for sale in the absence of an effective registration statement as to such Shares under the 1933 Act and any applicable state securities law or an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required.
9. Life of Plan
     No Share Incentive shall be granted under this Plan on or after the earlier of:
     (a) the tenth (10th) anniversary of the Effective Date of this Plan, in which event this Plan otherwise thereafter shall continue in effect until all outstanding Share Incentives have been exercised in full or no longer are exercisable, or
     (b) the date on which all of the Shares reserved under Section 3 of this Plan have (as a result of the exercise of Share Incentives granted under this Plan or lapse of all restrictions under a Restricted Share Award or Restricted Share Unit) been issued or no longer are available for use under this Plan, in which event this Plan also shall terminate on such date.
This Plan shall continue in effect until all outstanding Share Incentives have been exercised in full or are no longer exercisable and all Restricted Share Awards or Restricted Share Units have vested or been forfeited.

10. Adjustment
     Notwithstanding anything in Section 12 to the contrary, the number of Shares reserved under Section 3 of this Plan, the number of Shares subject to Share Incentives granted under this Plan, and the Exercise Price of any Options and the SAR Exercise Price of any Share Appreciation Rights, shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as Share dividends or Share splits. Furthermore, the Board shall have the right to adjust (in a manner that satisfies the requirements of Code §424(a)) the number of Shares reserved under Section 3, and the number of Shares subject to Share Incentives granted under this Plan, and the Exercise Price of any Options and the SAR Exercise Price of any Share Appreciation Rights in the event of any corporate transaction described in Code §424(a) that provides for the substitution or assumption of such Share Incentives. If any adjustment under this Section creates a fractional Share or a right to acquire a fractional Share, such fractional Share shall be disregarded, and the number of Shares reserved under this Plan and the number subject to any Share Incentives granted under this Plan shall be the next lower number of Shares, rounding all fractions downward. An adjustment made under this Section by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of Shares reserved under Section 3.
11. Change of Control of the Company
     11.1 General Rule for Options. Except as otherwise provided in a Share Incentive Agreement, if a Change of Control occurs, and if the agreements effectuating the Change of Control do not provide for the assumption or substitution of all Options granted under this Plan, with respect to any Option granted under this Plan that is not so assumed or substituted (a “Non-Assumed Option”), the Committee, in its sole and absolute discretion, may, with respect to any or all of such Non-Assumed Options, take any or all of the following actions to be effective as of the date of the Change of Control (or as of any other date fixed by the Committee occurring within the thirty (30) day period ending on the date of the Change of Control, but only if such action remains contingent upon the effectuation of the Change of Control) (such date referred to as the “Action Effective Date”):
     (a) Accelerate the vesting and/or exercisability of such Non-Assumed Option; and/or
     (b) Unilaterally cancel any such Non-Assumed Option which has not vested and/or which has not become exercisable as of the Action Effective Date; and/or
     (c) Unilaterally cancel such Non-Assumed Option in exchange for:
     (1) whole and/or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) that, in the aggregate, are equal in value to the excess of the Fair Market Value of the Shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting and/or exercisability) over the aggregate Exercise Price for such Shares; or
     (2) cash or other property equal in value to the excess of the Fair Market Value of the Shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting and/or exercisability) over the aggregate Exercise Price for such Shares;
     (3) grant of a new option by a successor entity such that the excess of the Fair Market Value of the property that could be purchased subject to such new option determined as of the date of grant of such new option over the aggregate exercise price for such property is exactly equal to the excess of the Fair Market Value of the Shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting and/or exercisability) over the aggregate Exercise Price for such Shares, and with the vesting or exercisability of the new option at any subsequent point in time being equal to the vesting of exercisability of the Non-Assumed Option as of such subsequent point in time; and/or
     (d) Unilaterally cancel such Non-Assumed Option after providing the holder of such Option with (1) an opportunity to exercise such Non-Assumed Option to the extent vested and/or exercisable within a specified period prior to the date of the Change of Control, and (2) notice of such opportunity to exercise prior to the commencement of such specified period; and/or
     (e) Unilaterally cancel such Non-Assumed Option and notify the holder of such Option of such action, but only if the Fair Market Value of the Shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting and/or exercisability) does not exceed the aggregate Exercise Price for such Shares.
However, notwithstanding the foregoing, to the extent that the recipient of a Non-Assumed Option is an Insider, payment of cash in lieu of whole or fractional Shares or interests of a successor may only be made to the extent that such payment (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless a Share Incentive Agreement provides otherwise, the payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional interests of a successor shall be considered a subsequent transaction approved by the original grant of an Option.
     11.2 General Rule for SARs. Except as otherwise provided in a Share Incentive Agreement, if a Change of Control occurs, and if the agreements effectuating the Change of Control do not provide for the assumption or substitution of all Share Appreciation Rights granted under this Plan, with respect to any Share Appreciation Right granted under this Plan that is not so assumed or substituted (a “Non-Assumed SAR”), the Committee, in its sole and absolute discretion, may, with respect to any or all of such Non-Assumed SARs, take either or both of the following actions to be effective as of the date of the Change of Control (or as of any other date fixed by the Committee occurring within the thirty (30) day period ending on the date of the Change of Control, but only if such action remains contingent upon the effectuation of the Change of Control) (such date referred to as the “Action Effective Date”):
     (a) Accelerate the vesting and/or exercisability of such Non-Assumed SAR; and/or
     (b) Unilaterally cancel any such Non-Assumed SAR which has not vested or which has not become exercisable as of the Action Effective Date; and/or
     (c) Unilaterally cancel such Non-Assumed SAR in exchange for
     (1) whole and/or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) that, in the aggregate, are equal in value to the excess of the Fair Market Value of the Shares subject to such Non-Assumed SAR determined as of the Action Effective Date (taking into account vesting and/or exercisability) over the SAR Exercise Price for such Non-Assumed SAR; or
     (2) cash or other property equal in value to the excess of the Fair Market Value of the Shares subject to such Non-Assumed SAR determined as of the Action Effective Date (taking into account vesting and/or exercisability) over the SAR Exercise Price for such Non-Assumed SAR; and/or
     (d) Unilaterally cancel such Non-Assumed SAR after providing the holder of such SAR with (1) an opportunity to exercise such Non-Assumed SAR to the extent vested and/or exercisable within a specified period prior to the date of the Change of Control, and (2) notice of such opportunity to exercise prior to the commencement of such specified period; and/or
     (e) Unilaterally cancel such Non-Assumed SAR and notify the holder of such SAR of such action, but only if the Fair Market Value of the Shares that could be purchased subject to such Non-Assumed SAR determined as of the Action Effective Date (taking into account vesting and/or exercisability) does not exceed the SAR Exercise Price for such Non-Assumed SAR.
However, notwithstanding the foregoing, to the extent that the recipient of a Non-Assumed SAR is an Insider, payment of cash in lieu of whole or fractional Shares or interests of a successor may only be made to the extent that such payment (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless a Share Incentive Agreement provides otherwise, the payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional interests of a successor shall be considered a subsequent transaction approved by the original grant of an SAR.

     11.3 General Rule for Restricted Share Units. Except as otherwise provided in a Share Incentive Agreement, if a Change of Control occurs, and if the agreements effectuating the Change of Control do not provide for the assumption or substitution of all Restricted Share Units granted under this Plan, with respect to any Restricted Share Unit granted under this Plan that is not so assumed or substituted (a “Non-Assumed RSU”), the Committee, in its sole and absolute discretion, may, with respect to any or all of such Non-Assumed RSUs, take either or both of the following actions to be effective as of the date of the Change of Control (or as of any other date fixed by the Committee occurring within the thirty (30) day period ending on the date of the Change of Control, but only if such action remains contingent upon the effectuation of the Change of Control) (such date referred to as the “Action Effective Date”):
     (a) Accelerate the vesting of such Non-Assumed RSU; and/or
     (b) Unilaterally cancel any such Non-Assumed RSU which has not vested as of the Action Effective Date; and/or
     (c) Unilaterally cancel such Non-Assumed RSU in exchange for:
     (1) whole and/or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) that are equal to the number of Shares subject to such Non-Assumed RSU determined as of the Action Effective Date (taking into account vesting); or
     (2) cash or other property equal in value to the Fair Market Value of the Shares subject to such Non-Assumed RSU determined as of the Action Effective Date (taking into account vesting); and/or
     (d) Unilaterally cancel such Non-Assumed RSU and notify the holder of such RSU of such action, but only if the Fair Market Value of the Shares that were subject to such Non-Assumed RSU determined as of the Action Effective Date (taking into account vesting) is zero.
However, notwithstanding the foregoing, to the extent that the recipient of a Non-Assumed RSU is an Insider, payment of cash in lieu of whole or fractional Shares or interests of a successor may only be made to the extent that such payment (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act Unless a Share Incentive Agreement provides otherwise, the payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional interests of a successor shall be considered a subsequent transaction approved by the original grant of an RSU.
     11.4 General Rule for Other Share Incentive Agreements. If a Change of Control occurs, then, except to the extent otherwise provided in the Share Incentive Agreement pertaining to a particular Share Incentive or as otherwise provided in this Plan, each Share

Incentive shall be governed by applicable law and the documents effectuating the Change of Control.
12. Amendment or Termination
     This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the Share holders of the Company (a) to increase the number of Shares reserved under Section 3, except as set forth in Section 10, (b) to extend the maximum life of the Plan under Section 9 or the maximum exercise period under Section 7, (c) to decrease the minimum Exercise Price under Section 7, or (d) to change the designation of Eligible Recipients eligible for Share Incentives under Section 6. Share holder approval of other material amendments (such as an expansion of the types of awards available under the Plan, an extension of the term of the Plan, a change to the method of determining the Exercise Price of Options issued under the Plan, or a change to the provisions of Section 7.2(h)) may also be required pursuant to rules promulgated by an established stock exchange or a national market system if the Company is, or becomes, listed or traded on any such established stock exchange or national market system. The Board also may suspend the granting of Share Incentives under this Plan at any time and may terminate this Plan at any time. The Company shall have the right to modify, amend or cancel any Share Incentive after it has been granted if (I) the modification, amendment or cancellation does not diminish the rights or benefits of the Share Incentive recipient under the Share Incentive (provided, however, that a modification, amendment or cancellation that results solely in a change in the tax consequences with respect to a Share Incentive shall not be deemed as a diminishment of rights or benefits of such Share Incentive), (II) the Participant consents in writing to such modification, amendment or cancellation, (III) there is a dissolution or liquidation of the Company, (IV) this Plan and/or the Share Incentive Agreement expressly provides for such modification, amendment or cancellation, or (V) the Company would otherwise have the right to make such modification, amendment or cancellation by applicable law.
13. Miscellaneous
     13.1 Share holder Rights. No Participant shall have any rights as a Share holder of the Company as a result of the grant of a Share Incentive to him or to her under this Plan or his or her exercise of such Share Incentive pending the actual delivery of Shares subject to such Share Incentive to such Participant.
     13.2 No Guarantee of Continued Relationship. The grant of a Share Incentive to a Participant under this Plan shall not constitute a contract of employment and shall not confer on a Participant any rights upon his or her termination of employment or relationship with the Company in addition to those rights, if any, expressly set forth in the Share Incentive Agreement that evidences his or her Share Incentive.
     13.3 Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Share Incentive, an amount sufficient to satisfy Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan and/or any action taken by a Participant with respect to a Share Incentive. Whenever Shares are to be issued to a Participant upon exercise of an Option or a Share Appreciation Right, or satisfaction of conditions under a Restricted Share Unit, or grant of or substantial vesting of a Restricted Share Award, the Company shall have the right to require the Participant to remit to the Company, as a condition of exercise of the Option or Share Appreciation Right, or as a condition to the fulfillment of the Restricted Share Unit, or as a condition to the grant or substantial vesting of the Restricted Share Award, an amount in cash (or, unless the Share Incentive Agreement provides otherwise, in Shares) sufficient to satisfy federal, state and local withholding tax requirements at the time of exercise, satisfaction of conditions, or grant or substantial vesting. However, notwithstanding the foregoing, to the extent that a Participant is an Insider, satisfaction of withholding requirements by having the Company withhold Shares may only be made to the extent that such withholding of Shares (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless the Share Incentive Agreement provides otherwise, the withholding of Shares to satisfy federal, state and local withholding tax requirements shall be a subsequent transaction approved by the original grant of a Share Incentive. Notwithstanding the foregoing, in no event shall payment of withholding taxes be made by a retention of Shares by the Company unless the Company retains only Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld.
     13.4 Transfer. The transfer of an Employee between or among the Company, a Subsidiary or a Parent shall not be treated as a termination of his or her employment under this Plan.
     13.5 Construction. This Plan shall be construed under the laws of the State of Georgia.
14. Performance Criteria
     14.1 Performance Goal Business Criteria. The performance measure(s) to be used by the Board for purposes of performance based grants shall be chosen from among the following:
     (a) Earnings per Share;
     (b) Net income (before or after taxes);
     (c) Return measures (including, but not limited to, return on assets, equity or sales);
     (d) Cash flow return on investments which equals net cash flows divided by owners equity;
     (e) Earnings before or after taxes, depreciation and/or amortization;
     (f) Gross revenues;

     (g) Operating income (before or after taxes);
     (h) Total Share holder returns;
     (i) Corporate performance indicators (indices based on the level of certain services provided to customers);
     (j) Cash generation, profit and/or revenue targets;
     (k) Growth measures, including revenue growth, as compared with a peer group or other benchmark;
     (l) Share price (including, but not limited to, growth measures and total Share holder return);
     (m) Pre-tax profits; and/or
     (n) Any other performance criteria which the Board shall determine are appropriate.
     14.2 Discretion In Formulation of Performance Goals. The Board shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals.
     14.3 Performance Periods. The Board shall have the discretion to determine the period during which any performance goal must be attained with respect to a Share Incentive. Such period may be of any length.

AMENDMENT NO. 1 TO FIRETHORN HOLDINGS, LLC
2006 SHARE INCENTIVE PLAN
     THIS AMENDMENT NO. 1 (this “Amendment”) to the Firethorn Holdings, LLC (the “Company”) 2006 Share Incentive Plan (the “Plan”) is made effective as of April 19, 2006. All capitalized terms not specifically defined in this Amendment shall have the meanings ascribed to them in the Plan.
1. Section 3.1 of the Plan is hereby deleted in its entirety and replaced with the following:
     3.1 Maximum Aggregate Shares Issuable Pursuant to Share Incentives. The total number of Shares that may be issued pursuant to Share Incentives under this Plan shall not exceed the sum of 322,567, as adjusted pursuant to Section 10. (It is the intent of the foregoing subsection (c) that any Shares which were reserved for issuance under the Prior Plan and which are not actually issued under such Prior Plan or which were issued under such Prior Plan but which again become available for issuance under such Prior Plan for any reason shall become Shares available for issuance under this Plan.) Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares that have been reacquired by the Company.
3. Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect.
4. This Amendment was duly adopted by a resolution unanimously approved by the Board of Managers of the Company, and by a resolution approved by the shareholders of the Company.

AMENDMENT NO. 2 TO FIRETHORN HOLDINGS, LLC
2006 SHARE INCENTIVE PLAN
     This Amendment No. 2 (this “Amendment”) to the Firethorn Holdings, LLC 2006 Share Incentive Plan is made effective as of November 19, 2007. All capitalized terms not specifically defined in this Amendment shall have the meanings ascribed to them in the Firethorn Holdings, LLC 2006 Share Incentive Plan (the “Plan”).
1.	Section 3.1 of the Plan is hereby deleted in its entirety and replaced with the following:
     3.1 Maximum Aggregate Shares Issuable Pursuant to Share Incentives. The total number of Shares that may be issued pursuant to Share Incentives under this Plan shall not exceed the sum of 450,000, as adjusted pursuant to Section 10. (It is the intent of the foregoing subsection (c) that any Shares which were reserved for issuance under the Prior Plan and which are not actually issued under such Prior Plan or which were issued under such Prior Plan but which again become available for issuance under such Prior Plan for any reason shall become Shares available for issuance under this Plan.) Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares that have been reacquired by the Company.
2.	Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect.
3.	This Amendment was duly adopted by a resolution unanimously approved by the Board of Managers of the Company.

Firethorn Holdings, LLC

By:	/s/ Jeffrey W. Hodges

Name:	Jeffrey W. Hodges

Title:	Chief Financial Officer